Exhibit 8.1

Subsidiaries of REE Automotive Ltd.

REE Automotive USA Inc. (United States)
REE Automotive UK Limited (United Kingdom)
REE Automotive GmbH (Germany)
REE Automotive Japan, K.K. (Japan)